EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sonendo, Inc. 2021 Employee Stock Purchase Plan, 2021 Incentive Award Plan, 2017 Stock Incentive Plan and 2007 Stock Plan of Sonendo, Inc. of our report dated August 11, 2021 (except for the retroactive effect of the 1-for-1.825 reverse stock split as described in the third paragraph of Note 14, as to which the date is October 22, 2021), with respect to the consolidated financial statements of Sonendo, Inc. included in its Registration Statement (Form S-1 No. 333-260136) and related Prospectus of Sonendo, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 2, 2021